Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes illustrate the effect of the bank merger on Manhattan Bancorp’s financial position and results of operations based upon the respective historical financial positions and results of operations under the acquisition method of accounting with Professional Business Bank treated as the acquirer (subsequent to the merger with CGB Holdings). The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Manhattan Bancorp and Professional Business Bank, which are incorporated by reference to the Joint Proxy Statement/Prospectus filed by Manhattan Bancorp with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on May 2, 2012. We have presented the historic consolidated financial statements of CGB Holdings as opposed to the historic consolidated financial statements of Professional Business Bank, as the combination of Manhattan Bancorp and Professional Business Bank will occur following the merger of CGB Holdings into Professional Business Bank.

In accordance with generally accepted accounting principles in the United States of America (GAAP), the assets and liabilities of Manhattan Bancorp have been recorded by Professional Business Bank at their estimated fair values as of May 31, 2012, the actual date the bank merger was completed.  The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2012 assumes the bank merger took place on that date. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 assumes the bank merger took place on January 1, 2011.

The pro forma financial information includes adjustments to record assets and liabilities of Manhattan Bancorp at their respective fair values as determined through the use of third party appraisers and internal models. These adjustments may be subject to change. The final amount and allocation of the purchase price is based upon the fair value of Manhattan Bancorp’s tangible and identifiable intangible assets and liabilities as of the date the bank merger, May 31, 2012. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Manhattan Bancorp’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Any changes to Manhattan Bancorp’s stockholders’ equity, including results of operations from March 31, 2012 through the date the bank merger was completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.  Manhattan Bancorp anticipates that the merger with Professional Business Bank will provide the combined bank with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the bank merger and the combined bank under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenues, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined bank would have been had our companies been combined during the period shown.

The unaudited pro forma stockholders’ equity and net loss should not be considered indicative of the market value of Manhattan Bancorp’s common stock or the actual or future results of operations of Manhattan Bancorp for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of March 31, 2012

(Dollars in thousands, except per share amounts)

	Manhattan Bancorp	Professional Business Bank (1)	Merger Adjustments (2)		Pro Forma Combined
	(historical)	(historical)	(unaudited)		(unaudited)

Assets
Total cash and cash equivalents	$38,749	$46,888	$(1,539)	A	$84,098
Interest-earning deposits in other financial institutions	—	3,103	—		3,103
Securities-available for sale, at fair value	8,646	1,783	—		10,429
Loans held for sale, at fair value	50,739	—	—		50,739
Loans held for sale, at lower of cost or fair value	913	—	—		913
Gross loans held for investment	104,563	167,202	(5,138)	B	266,627
Allowance for loan losses	(2,389)	(1,912)	2,389	B	(1,912)
Property and equipment, net	5,162	4,096	(255)	D	9,003
Other real estate owned	—	3,581	—		3,581
Federal Home Loan Bank and Federal Reserve Bank stock	1,106	1,894	—		3,000
Investment in limited partnership fund	2,698	—	—		2,698
Goodwill	—	—	5,171	F	5,171
Core deposit intangible	—	1,785	1,156	F	2,941
Accrued interest receivable and other assets	6,824	2,154	234	G	9,212
Total assets	217,011	230,574	2,018		449,603

Liabilities and Stockholders’ Equity
Deposits	185,439	192,731	241	E	378,411
FHLB advances and other borrowings	10,573	—	434	H	11,007
Incentives payable	298	—	—		298
Accrued interest payable and other liabilities	4,766	3,696	(339)	G,H	8,123
Total liabilities	201,076	196,427	336		397,839

Total stockholders’ equity	16,539	34,147	1,078	A	51,764
Non-controlling interest	(604)	—	604	M	—
Total equity	15,935	34,147	1,682		51,764
Total liabilities and stockholders’ equity	$217,011	$230,574	$2,018		449,603

Total number of shares outstanding	3,997,631		8,120,240	K	12,117,871
Book value per share	$3.99				$4.27

(1) The financial information presented under the heading Professional Business Bank reflects the consolidated financial statements of CGB Holdings, Inc. giving effect to the merger of CGB Holdings with and into Professional Business Bank.

(2) See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations

For the three months ended March 31, 2012

(Dollars in thousands, except per share amounts)

	Manhattan Bancorp	Professional Business Bank (1)	Merger Adjustments (2)		Pro Forma Combined
	(historical)	(historical)	(unaudited)		(unaudited)

Interest income	$1,993	$2,607	$107	C	$4,707
Interest expense	445	124	17	E,H	586
Provision for (reduction of) allowance for loan losses	485	(415)	—		70
Net interest income after provision for loan losses	1,063	2,898	90		4,051
Non-interest income	6,596	916	—		7,512
Non-interest expense	8,960	3,047	82	G,I	12,088
Merger and acquisition expenses	264	1,359	(1,623)	J	—
Income (loss) before income tax provision	(1,565)	(592)	1,632		(525)
Income tax provision	8	—	—		8
Net income (loss)	(1,573)	(592)	1,632		(533)
Less: Net (loss) gain attributable to the non-controlling interest	(141)	—	—		(141)
Net income (loss) available to common stockholders	$(1,432)	$(592)	$1,632		$(392)

Weighted average shares outstanding— Basic	3,997,631		8,120,240	L	12,117,871
Weighted average shares outstanding—Diluted	3,997,631		8,120,240	L	12,117,871
Earnings (loss) per share—Basic	$(0.36)				$(0.03)
Earnings (loss) per share—Diluted	$(0.36)				$(0.03)

(1) The financial information presented under the heading Professional Business Bank reflects the consolidated financial statements of CGB Holdings, Inc. giving effect to the merger of CGB Holdings with and into Professional Business Bank.

(2) See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations

For the year ended December 31, 2011

(Dollars in thousands, except per share amounts)

	Manhattan Bancorp	Professional Business Bank (1)	Merger Adjustments (2)		Pro Forma Combined
	(historical)	(historical)	(unaudited)		(unaudited)

Interest income	$6,079	$15,910	$524	C	$22,513
Interest expense	1,142	801	(55)	E,H	1,888
Provision for loan losses	80	2,717	—		2,797
Net interest income after provision for loan losses	4,857	12,392	579		17,828
Non-interest income	10,408	2,333	—		12,741
Non-interest expense	21,577	14,409	326	G,I	36,312
Merger and acquisition expenses	584	353	(937)	J	—
Income (loss) before income tax provision	(6,896)	(37)	1,190		(5,743)
Income tax provision	27	202	—		229
Net income (loss)	(6,923)	(239)	1,190		(5,972)
Less: Net (loss) gain attributable to the non-controlling interest	(666)	—	—		(666)
Net income (loss) available to common stockholders	$(6,257)	$(239)	$1,190		$(5,306)

Weighted average shares outstanding— Basic	3,993,850		8,120,240	L	12,114,090
Weighted average shares outstanding—Diluted	3,993,850		8,120,240	L	12,114,090
Earnings (loss) per share—Basic	$(1.57)				$(0.45)
Earnings (loss) per share—Diluted	$(1.57)				$(0.44)

(1) The financial information presented under the heading Professional Business Bank reflects the consolidated financial statements of CGB Holdings, Inc. giving effect to the merger of CGB Holdings with and into Professional Business Bank.

(2) See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma combined condensed consolidated financial information related to the bank merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2012, which assumes that the bank merger was completed on March 31, 2012. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 were prepared assuming that the bank merger was completed on January 1, 2011.  The number of Manhattan Bancorp shares issued in the bank merger is based upon an exchange ratio using the respective book values of Manhattan Bancorp and Professional Business Bank common stock, adjusted for certain merger related expenses. The adjusted book value per share of Manhattan Bancorp common stock used in the exchange ratio does not represent the fair value of such shares, nor does the trading price of Manhattan Bancorp common stock, as such common stock is very thinly traded. For the purposes of the pro forma combined condensed consolidated financial statements, the fair value of the outstanding shares of Manhattan Bancorp is currently estimated at approximately $19 million, which is based on a price of $4.75 per share (the fair value of Manhattan Bancorp common stock on May 31, 2012 as determined by the Funds in valuing their interest in Manhattan Bancorp) of Manhattan Bancorp common stock. The valuation of Manhattan Bancorp common stock was derived using a variety of valuation techniques including Level 1, Level 2 and Level 3 inputs. Specifically, the trading price of Manhattan Bancorp stock (Level 1 input), the trading values of comparable California community banks (Level 2 input) and a discounted cash flow analysis of the combined Manhattan Bancorp and Professional Business Bank (Level 3 input) were used together to arrive at the stated indication of fair value of Manhattan Bancorp as of March 31, 2012. The Level 3 inputs serve as the most significant in the valuation.  The pro forma adjustments included herein reflect the conversion of Professional Business Bank common stock into Manhattan Bancorp common stock at the exchange ratio stated in the merger agreement of 1.7991 of a share of Manhattan Bancorp common stock for each of the approximately 4.5 million shares of Professional Business Bank common stock outstanding as of March 31, 2012.

The bank merger was completed on May 31, 2012 and was accounted for as an acquisition of Manhattan Bancorp by Professional Business Bank in accordance with the acquisition method of accounting as detailed in Financial Accounting Standards Board (FASB) ASC 805-10 (previously SFAS No. 141(R)), Business Combinations. The acquisition method of accounting requires an acquirer to recognize the assets acquired, the liabilities assumed and any non-controlling interest in the acquiree based on their fair values as of the date of acquisition. As described in more detail in ASC 805-10, goodwill, if any, will be recognized as of the acquisition date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on Manhattan Bancorp’s preliminary purchase price allocation, goodwill of approximately $5.2 million has been recorded as of May 31, 2012.

As the bank merger is recorded using the acquisition method of accounting, all loans of Manhattan Bancorp are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to Professional Business Bank’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the bank merger, such as severance costs, accounting fees, legal and other professional fees and conversion related expenditures, are not reflected in the pro forma statements of income.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011, there are no assumed adjustments to the historical amount of provision for credit losses.  If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of provision for credit losses presented.

The historical financial results of Manhattan Bancorp include merger and acquisition integration costs of $264,000 for the three months ended March 31, 2012 and $584,000 for the year ended December 31, 2011. These integration costs primarily consisted of legal fees and due diligence related costs.

The pro forma information for Professional Business Bank assumes that the first merger between Professional Business Bank and CGB Holdings has occurred on January 1, 2011. Professional Business Bank is the accounting acquirer in the first merger and the surviving entity is Professional Business Bank. This merger was accounted for

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 1. BASIS OF PRESENTATION (Continued)

similar to a pooling of interests because the entities are under common control and the assets and liabilities of each entity are recorded at historical cost.

The historical financial results of Professional Business Bank include professional fees associated with the bank merger of $1,359,000 for the three months ended March 31, 2012 and $353,000 for the year ended December 31, 2011.

NOTE 2. PRELIMINARY PURCHASE ACCOUNTING ALLOCATIONS

The unaudited pro forma combined condensed consolidated financial information for the bank merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2012 assuming the bank merger was completed on March 31, 2012. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 were prepared assuming the bank merger was completed on January 1, 2011.

Fair value of outstanding Manhattan shares (1)		$18,941
Fair value of consideration from share-based awards		215
Total consideration transferred		$19,156
Carrying value of Manhattan net assets at March 31, 2012 (2)		$16,539
Fair value adjustments:
Loans, net	(2,749)
Accrued interest receivable	(225)
Premises and equipment	(255)
Core deposit intangible	1,156
Certificates of deposit	(241)
Favorable lease intangible	459
Other liabilities	339
Borrowings	(434)
Non-controlling interest	(604)
Total fair value adjustments		(2,554)
Fair value of net assets acquired at March 31, 2012		$13,985

Excess of consideration paid over fair value of net assets acquired (goodwill)		$5,171

(1)The fair value is based on a price of $4.75 per share of Manhattan Bancorp common stock (fair value of Manhattan common stock as determined by the Funds valuation of its holdings of Manhattan Bancorp common stock as of May 31, 2012) and the 3,997,631 shares currently outstanding. Because the trading activity of the common stock of Manhattan Bancorp is very limited, the Company utilized a valuation model to determine the fair value of the transaction rather than the actual traded price of the stock.  As such, the valuation of Manhattan Bancorp common stock was derived using a variety of valuation techniques including Level 1, Level 2 and Level 3 inputs. Specifically, the trading price of Manhattan Bancorp stock (Level 1 input), the trading values of comparable California community banks (Level 2 input) and a discounted cash flow analysis of the combined Manhattan Bancorp and Professional Business Bank (Level 3 input) were used together to arrive at the stated indication of fair value of Manhattan Bancorp as of March 31, 2012.  The Level 3 inputs serve as the most significant in the valuation.

(2)The carrying value of Manhattan Bancorp net assets at March 31, 2012 of $16.5 million is equal to Manhattan Bancorp’s total assets less liabilities at that date.

NOTE 3. PRELIMINARY PRO FORMA ADJUSTMENTS

A. The adjustment to equity reflects the acquisition of Professional Business Bank by the issuance of approximately 8.1 million shares of Manhattan Bancorp common stock, which was calculated by multiplying Professional Business

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 3. PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

Bank’s approximately 4.5 million shares outstanding as of March 31, 2012 by the merger exchange ratio of 1.7991. The adjustments to common shareholders’ equity represent the reversal of the historical Manhattan Bancorp shareholders’ common equity components and adding the value of the Manhattan Bancorp outstanding shares by multiplying the 3,997,681 outstanding shares by the fair value amount of $4.75 per share, or approximately $19 million. Common shareholders’ equity is also adjusted for $0.2 million related to certain share-based awards under FASB ASC 805 as well as expenses expected to be incurred subsequent to March 31, 2012; these expected expenses are comprised of severance costs, professional fees, and other contract termination expenses. The following table details the pro forma adjustments made to common shareholders’ equity.

	Reverse
	Historical	Value of	Value of	Expected
	Manhattan	Manhattan	Share-Based	Transaction	Total
	Bancorp	Shares	Awards	Expenses	Adjustment

Common stock	$(38,977)	$18,941	$—	$—	$(20,036)
Additional paid in capital	(2,362)	—	215	—	(2,147)
Unrealized gain on available-for-sale securities	(238)	—	—	—	(238)
Accumulated deficit	25,038	—	—	(1,539)	23,499

Total common shareholders’ equity	$(16,539)	$18,941	$215	$(1,539)	$1,078

B. The fair value of the loan portfolio being acquired from Manhattan Bancorp is less than the net book value of the related assets. The third party valuation model resulted in an aggregate discount equal to approximately $5.3 million of the held for investment loan portfolio as shown in the following table.

	Credit	Yield	Total
	Discount	Discount	Discount

Loans valued in pools	$(1,479)	$(1,013)	$(2,492)
Loans individually valued	(1,228)	(169)	(1,397)
Loans not subject to ASC 310-30 (revolving credits)	(828)	(629)	(1,457)
Totals	$(3,535)	$(1,811)	$(5,346)

This adjustment reflects both the market rate differential and the potential adjustments required by FASB ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality as well as those not qualifying for such accounting treatment. The loan portfolio was segmented by loans that were deemed to be impaired and those that were not. Impaired loans were individually valued where unimpaired loans were further segmented into pools based upon loan type and interest rate characteristics. Potential loss factors and discount rates were applied to the respective pools of unimpaired loans commensurate with the characteristics of the loans in each pool. Because the acquired loans are recorded at fair value at the acquisition date, there is no carryover of Manhattan Bancorp’s allowance for loan losses of approximately $2.4 million.  In addition, the pro forma adjustment to loans includes a reduction resulting from the removal of $208,000 of deferred loan fees and premiums on loans purchased which are not carried over in the merger.

In accordance with GAAP, Manhattan Bancorp will record the fair value difference pertaining to market rate differential into interest income over the weighted average remaining term of the loan portfolio, which is estimated to be approximately five years. In addition, the fact that the loans acquired with deteriorated credit quality are recorded at fair value at acquisition date could result in a reduction in the amount of loan loss provision expense required on these loans in the future.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 3. PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

C. The loan fair value adjustment pertaining to market rate differential will be recognized over the estimated weighted average remaining life of the loan portfolio of approximately five years. The accretion for the first five years after the effective date is estimated to be approximately $524,000, $429,000, $415,000, $277,000, and $166,000, before tax.  The pro forma adjustment to interest income for the three months ended March 31, 2012 is approximately $107,000, representing three months of the second year’s estimated amount.

D. The fair value of premises and equipment being acquired from Manhattan Bancorp is less than the book value of such assets by approximately $255,000, primarily due to the improvements made by Manhattan Bancorp for its headquarters branch. The depreciation in value of the properties is expected to primarily be from the depreciation in value of leasehold improvements.

E. The fair value of certificate of deposit liabilities exceeds the face amount of such deposits by approximately $241,000. The following table details the computed fair value marks by category of certificate of deposit.

Retail and IRA CDs	$24,900	$59	0.24%
Listed CDs	14,363	182	1.27%
Brokered CDs	20,000	—	0.00%

Total certificates of deposit	$59,263	$241	0.41%

In accordance with GAAP, subsequent to the merger’s effective date, Manhattan Bancorp will record amortization to the face amount in interest expense over the remaining term of the deposits. The amortization for the first 12 months after the effective date is estimated to be approximately $169,000 as the majority of the deposits are estimated to mature within one year. The pro forma adjustment for the three months ended March 31, 2012 is estimated to be $24,000 based on the remaining maturities of the deposits.

F. Adjustments to other assets include a core deposit intangible of $1.2 million and goodwill of $5.2 million. A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis.

Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principle of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, Manhattan Bancorp and Professional Business Bank have considered recently completed transactions and the overall value assigned to the DDA, NOW, Money Market and Savings approximated 0.92% as a result of the cost of these deposits being lower than the cost of comparable alternative funding sources.

The following table provides detail on the valuation of the core customer base of Manhattan Bancorp:

		Customer	Percent of
	Amount	Value	Deposit

Core customer accounts:
Non-interest bearing demand	$63,128	$512	0.81%
Interest bearing demand	4,151	70	1.69%
Money market and savings accounts	58,897	574	0.97%

Totals	$126,176	$1,156	0.92%

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 3. PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

G. The lease payments for the rental of one property at Manhattan Bancorp are lower than the current market offering rates, resulting in a favorable lease intangible asset.  The fair value of the asset totaled approximately $459,000 and was determined using a discounted cash flow model.  The asset will be amortized into lease expense over the remaining life of the lease of five years.  The pro forma statements of operations include adjustments to increase non-interest expense in the amounts of $24,000 and $95,000 for the three months ended March 31, 2012 and for the year ended December 31, 2011, respectively.

The lease arrangements recorded by Manhattan Bancorp prior to the merger included other liabilities of $339,000 which are not carried over in the merger.  As such, those amounts are included as a reduction of other liabilities in the pro forma adjustments in the March 31, 2012 balance sheet.

In addition, the pro forma adjustment to other assets includes a reduction resulting from the removal of $225,000 of accrued interest receivable on loans which is not carried over in the merger as a result of the accounting for those loans under ASC 310-30.

H. FHLB advances and the mortgage for one of the Manhattan Bank properties were increased by approximately $434,000 to adjust the debt to fair value using a discounted cash flow model and rates available to the Bancorp for borrowing.  The pro forma statements of operations include adjustments to decrease interest expense in the amounts of $7,000 and $224,000 for the three months ended March 31, 2012 and for the year ended December 31, 2011, respectively.

I. This presentation assumes amortization of the core deposit intangible thru an adjustment to non-interest expense on a straight-line basis over five years, which approximates $231,000 for the first year (approximately $58,000 each three months). Amortization of the core deposit intangible could accelerate based upon the actual customer retention experience.

J. Adjustment is made to reverse merger and acquisition expenses included in the historical financial results of Manhattan Bancorp and Professional Business Bank for the three months ended March 31, 2012 of $264,000 and $1,359,000, respectively and for the year ended December 31, 2011 of $584,000 and $353,000, respectively.

K. The amount of pro forma combined total shares outstanding is calculated by adding Manhattan Bancorp’s 3,997,631 historical shares outstanding at March 31, 2012 and Professional Business Bank’s pro forma equivalent shares, which were calculated by multiplying Professional Business Bank’s 4,513,501 historical shares outstanding at March 31, 2012 by the merger exchange ratio of 1.7991, or 8,120,240 shares.

L. The amount of pro forma combined weighted average shares outstanding for basic earnings per share is calculated by adding Manhattan Bancorp’s 3,997,631 historical weighted average shares outstanding for the three months ended March 31, 2012 and 3,993,850 historical weighted average shares outstanding for the year ended December 31, 2011 to the shares issued in connection with bank merger, which were calculated by multiplying Professional Business Bank’s 4,513,501 historical shares outstanding at March 31, 2012 and December 31, 2011 by the merger exchange ratio of 1.7991 or 8,120,240 shares.  Because the effect is anti-dilutive, the number of pro forma combined weighted average shares outstanding for diluted earnings per share does not include the 102,758 shares of unvested restricted stock at Professional Business Bank that will be converted at the same exchange ratio into 184,872 shares of Manhattan Bancorp restricted stock and that would result in a total weighted average shares outstanding of 8,305,112 shares. All options outstanding at this date were antidilutive, so the same number of weighted averages shares outstanding is used to compute basic and diluted earnings per share. At March 31, 2012 and December 31, 2011 Manhattan Bancorp had outstanding options to purchase a total of 447,145 and 585,693 shares of Manhattan Bancorp common stock, respectively, with a weighted average exercise price of $8.40 per share. At these same dates, Professional Business Bank had outstanding options to purchase 108,159 shares of Professional Business Bank common stock at $10.00 per share; these options would be converted at the close of the merger for options to purchase 185,584 shares of Manhattan Bancorp common stock at a weighted average exercise price of $5.93 per share.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

NOTE 3. PRELIMINARY PRO FORMA ADJUSTMENTS (Continued)

M. The fair value of the non-controlling interest was determined to be zero at the acquisition date, based on the Company’s evaluation and conclusion thereon as to the value of the underlying assets and liabilities.